CAPITAL RESERVE CANADA LIMITED

STOCK OPTION AGREEMENT

I. NOTICE OF STOCK OPTION GRANT:

N. DESMOND SMITH of Box 42, Site 22, R.R. #4,, Calgary, Alberta, you have been granted an option to purchase Common Stock of Capital Reserve Canada Limited (the "Company"), subject to the terms and conditions of contained in this Stock Option Agreement as follows:
Grant Number	001
Date of Grant	June 1, 2003
Vesting Commencement Date	30 days following the date on which the Company first trades
Exercise Price per Share	$0.01
Total Number of Shares Granted	24,000
Type of Option:	Incentive Stock Option: X Non-Statutory Option: __
Term/Expiration Date:	May 12, 2013

VESTING SCHEDULE: This Option may be exercised, in whole or in part, in accordance with the following schedule:

The date which is 30 days following the date on which the Company commences trading on the Over the Counter Bulletin Board or its successor, the Bulletin Board Exchange shall be considered the monthly anniversary date for purposes of this option agreement. Commencing on the first anniversary, 1,000 options shall vest. On each subsequent monthly anniversary, 1,000 options will vest.

Capital Reserve Canada Limited

STOCK OPTION AGREEMENT

RECITALS

A. The Board of Capital Reserve Canada Limited (the "Company"), an Alberta corporation, have approved the issuance of options to N. Desmond Smith (the "Optionee") for the purpose of retaining the services of the Optionee who provides services to the Company.

B. Optionee has rendered valuable services to the Company, and this Stock Option Agreement (this "Agreement") is executed pursuant to the Company's grant of an option to Optionee.

NOW, THEREFORE, it is hereby agreed as follows:

1. GRANT OF OPTION. The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

2. OPTION TERM. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3. LIMITED TRANSFERABILITY. (a) This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee. However, Optionee may designate one or more persons as the beneficiary or beneficiaries of this option, and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee's death while holding such option. Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which this option may, pursuant to paragraph 5, be exercised following Optionee's death. (b) If this option is designated a Non-Statutory Option in the grant Notice, then this option may, in connection with the Optionee's estate plan, be assigned in whole or in part during Optionee's lifetime to one or more members of Optionee's immediate family or to a trust established for the exclusive benefit of one or more such family members. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment.

4. DATES OF EXERCISE. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option hereunder either Paragraph 5 or 6 below.

5. CESSATION OF SERVICE. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a) Should Optionee die while holding this option, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or in accordance with the laws of inheritance shall have the right to exercise this option; provided, however, if Optionee has designated one or more beneficiaries of this option, then those persons shall have the exclusive right to exercise this option following Optionee's death until the EARLIER of (i) the expiration of a twelve (12) month period measured from the date of Optionee's death or (ii) the Expiration Date;

(b) Should Optionee cease Service by reason of Permanent Disability while holding this option, then Optionee shall have a period of twenty-four (24) months (commencing with the date of such cessation of Service) during which to exercise this option; provided, however, in no event shall this option be exercisable at any time after the Expiration Date;

(c) Should Optionee's Service be terminated either by the Optionee or by the Company then this option shall automatically expire within thirty (30) days from the date of such termination unless exercised prior to the end of such thirty (30) day period; and

(d) Should Optionee's Service be terminated for Misconduct, then this option shall terminate immediately and cease to remain outstanding on the date of termination.

6. SPECIAL ACCELERATION OF OPTION. (a) This option, to the extent outstanding at the time of a Corporate Transaction but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Corporate Transaction, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock. No such acceleration of this option shall occur, however, if and to the extent: (i) this option is, in connection with the Corporate Transaction, to be assumed by the successor company (or parent thereof) or (ii) this option is to be replaced with a cash incentive program of the successor company which preserves the spread existing at the time of the Corporate Transaction on the Option Shares for which this option is not otherwise at that time exercisable (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent payout in accordance with the same option exercise/vesting schedule set forth in the Grant Notice. (b) Immediately following the Corporate Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor company (or parent thereof) in connection with the Corporate Transaction. (c) If this option is assumed in connection with a Corporate Transaction, then this option shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction, and appropriate adjustments shall also be made to the Exercise Price, PROVIDED the aggregate Exercise Price shall remain the same. (d) This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7. ADJUSTMENT IN OPTION SHARES. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. STOCKHOLDER RIGHTS. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

9. MANNER OF EXERCISING OPTION. (a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions: (i) Execute and deliver to the Company a Notice of Exercise for the Option Shares for which the option is exercised; and (ii) Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A) cash or check made payable to the Company;

(B) a promissory note payable to the Company, but only to the extent authorized by the Board in accordance with Paragraph 13;

(C) shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(D) through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a Company-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise; (ii) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Company in connection with the option exercise; (iii) Furnish to the Company appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option; (iv) Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise; (b) As soon as practical after the Exercise Date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto; (c) In no event may this option be exercised for any fractional shares.

10. COMPLIANCE WITH LAWS AND REGULATIONS. (a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance; (b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Company of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

11. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee's assigns, the legal representatives, heirs and legatees of Optionee's estate and any beneficiaries of this option designated by Optionee.

12. NOTICES. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit either in the U.S. or Canadian mail, postage prepaid and properly addressed to the party to be notified.

13. FINANCING. The Board may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares by delivering a full-recourse promissory note payable to the Company. The terms of any such promissory note (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Board in its sole discretion.

14. CONSTRUCTION. All decisions of the Board with respect to any question or issue arising under this Agreement shall be conclusive and binding on all persons having an interest in this option.

15. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Province of Alberta without resort to that Province's conflict-of-laws rules.

16. ADDITIONAL TERMS APPLICABLE TO AN INCENTIVE OPTION. In the event this option is designated an Incentive Option in the Grant Notice, the following terms and conditions shall also apply to the grant: (a) This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares:

(A) more than three (3) months after the date Optionee ceases to be an Officer for any reason other than death or Permanent Disability or

(B) more than twelve (12) months after the date Optionee ceases to be an Officer by reason of Permanent Disability; (b) No installment under this option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or any other Incentive Options granted to Optionee prior to the Grant Date first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Option; (c) Should the exercisability of this option be accelerated upon a Corporate Transaction, then this option shall qualify for favorable tax treatment as an Incentive Option only to the extent the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which this option first becomes exercisable in the calendar year in which the Corporate Transaction occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or one or more other Incentive Options granted to Optionee prior to the Grant Date first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the applicable One Hundred Thousand Dollar ($100,000) limitation be exceeded in the calendar year of such Corporate Transaction, the option may nevertheless be exercised for the excess shares in such calendar year as a Non-Statutory Option; and (d) Should Optionee hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then the foregoing limitations on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

Dated: May 12, 2003
CAPITAL RESERVE CANADA LIMITED, an Alberta corporation

/s/ N. Desmond Smith N. DESMOND SMITH	By:	/s/ W. Scott Lawler Name: W. Scott Lawler Title: Director, Treasurer, Secretary

EXHIBIT I

NOTICE OF EXERCISE

I hereby notify Capital Reserve Canada Limited (the "Company") that I elect to purchase _______________ shares of the Company's Common Stock (the"Purchased Shares") at the option exercise price of $0.01 per share (the"Exercise Price") pursuant to that certain option (the "Option") granted to me on May 12, 2003. Concurrently with the delivery of this Exercise Notice to the Company, I shall hereby pay to the Company the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Company (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker-dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price.

Date: ____________________________

Optionee Address: ______________________________________________________________

Print name in exact manner it is to appear on the stock certificate:

Address to which certificate is to be sent, if different from address above:

Social Insurance Number: ________________________________________________________

APPENDIX

The following definitions shall be in effect under the Agreement:

A. ACT shall mean the Income Tax Act of Canada, as amended.

B. AGREEMENT shall mean this Stock Option Agreement.

C. BOARD shall mean the Company's Board of Directors.

D. COMMON STOCK shall mean shares of the Company's Class A common stock.

E. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

F. COMPANY shall mean Capital Reserve Canada Limited, an Alberta company, and any successor company to all or substantially all of the assets or voting stock of Capital Reserve Canada Limited.

G. OFFICER shall mean an individual who is an officer of the Company (or any Subsidiary), subject to the control and direction of the Company as to both the work to be performed and the manner and method of performance.

H. EXERCISE DATE shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

I. EXERCISE PRICE shall mean the exercise price per Option Share as specified in the Grant Notice.

J. EXPIRATION DATE shall mean the date on which the option expires as specified in the Grant Notice.

K. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions: (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market or as reported on an automated quotation system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists, or (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Board to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L. GRANT DATE shall mean the date of grant of the option as specified in the Grant Notice.

M. GRANT NOTICE shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

N. INCENTIVE OPTION shall mean an option which satisfies the requirements of the Act.

O. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Company (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Company (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Company (or any Parent or Subsidiary).

P. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of the Act.

Q. NOTICE OF EXERCISE shall mean the notice of exercise in the form attached hereto as Exhibit I.

R. OPTION SHARES shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

S. OPTIONEE shall mean the person to whom the option is granted as specified in the Grant Notice.

T. PARENT shall mean any company (other than the Company) in an unbroken chain of companies ending with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other Companies in such chain.

U. PERMANENT DISABILITY shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

V. SERVICE shall mean the Optionee's performance of services for the Company (or any Parent or Subsidiary) in the capacity of an Officer, a non-employee member of the board of directors or a consultant or independent advisor.

W. SUBSIDIARY shall mean any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company (other than the last company) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

ADDENDUM TO STOCK OPTION AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement (the "Option Agreement") by and between Capital Reserve Canada Limited (the "Company") and ("Optionee") evidencing the stock option (the "Option") granted this day to Optionee and such provisions are effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

INVOLUNTARY TERMINATION FOLLOWING CORPORATE TRANSACTION/CHANGE IN CONTROL

1. To the extent the Option is, in connection with a Corporate Transaction, to be assumed in accordance with Paragraph 6 of the Option Agreement, the Option shall not accelerate upon the occurrence of that Corporate Transaction, and the Option shall accordingly continue, over Optionee's period of Service after the Corporate Transaction, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee's Service within eighteen (18) months following such Corporate Transaction, the assumed Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

2. The Option as accelerated pursuant to this Addendum shall remain so exercisable until the EARLIER of (i) the Expiration Date or (ii) the expiration of the one (1)-year period measured from the date of the Optionee's Involuntary Termination.

3. For purposes of this Addendum the following definitions shall be in effect: (i) An INVOLUNTARY TERMINATION shall mean the termination of Optionee's Service by reason of:

(A) Optionee's involuntary dismissal or discharge by the Company for reasons other than Misconduct, or

(B) Optionee's voluntary resignation following (a) a change in Optionee's position with the Company (or Parent or Subsidiary) which materially reduces Optionee's duties and responsibilities or the level of management to which Optionee reports, or (b) a reduction in Optionee's level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%).

4. The provisions of Paragraph 1 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee's Service within eighteen (18) months after the Corporate Transaction and shall supersede any provisions to the contrary in Paragraph 5 of the Option Agreement.

IN WITNESS WHEREOF, Capital Reserve Canada Limited has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.

Capital Reserve Canada Limited

By: /s/ W. Scott Lawler
Name: W. Scott Lawler
Title: Director, Treasurer, Secretary

EFFECTIVE DATE: May 12, 2003